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Exhibit 99.2

November 19, 2013

Board of Directors
Mission Community Bancorp
3380 South Higuera Street
San Luis Obispo, CA 93401
Members of the Board:

        We hereby consent to the inclusion of our opinion letter to the Board of Directors of Mission Community Bancorp (the "Company") as an Appendix to the Proxy Statement/Prospectus/Consent Solicitation relating to the proposed merger of the Company with and into Heritage Oaks Bancorp contained in the Registration Statement on Form S-4 as filed with the Securities and Exchange Commission by Heritage Oaks Bancorp, and to the references to our firm and such opinion in such Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the "Act"), or the rules and regulations of the Securities and Exchange Commission thereunder (the "Regulations"), nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Act or the Regulations.

Costa Mesa, California
November 19, 2013

D.A. Davidson & Co.

Investment Banking
611 Anton Boulevard    •    Suite 600    •    Costa Mesa, CA 92626    •    (714) 327-8800     •    FAX (714) 327-8700
www.davidsoncompanies.com/ecm/

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  Exhibit 99.2